Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

LUCID DIAGNOSTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Common Stock(3)	457(c)	36,975,000	$1.195	$44,185,125.00	0.00015310	$6,764.74	—	—	—	—
	Total Offering Amounts					$44,185,125.00		$6,764.74
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$6,764.74

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover such additional number of securities as may be offered or issued in connection with any stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price is estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock, as reported by the Nasdaq Capital Market on May 14, 2025, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.